Exhibit 99.1

dMY Squared Technology Group, Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on November 21, 2022

November 18, 2022 4:00 PM Eastern Standard Time

LAS VEGAS—(BUSINESS WIRE)—dMY Squared Technology Group, Inc. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 6,319,000 units (the “Units”) completed on October 4, 2022 (the “Offering”) may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) included in the Units commencing on November 21, 2022. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable warrant. Each whole warrant entitles its holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Any Units not separated will continue to trade on the NYSE American (the “NYSE”) under the symbol “DMYY.U”, and each of the shares of Class A Common Stock and Warrants will separately trade on the NYSE under the symbols “DMYY” and “DMYY.WS,” respectively. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Class A Common Stock and Warrants.

About dMY Squared Technology Group, Inc.

dMY Squared Technology Group, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the professional service industry that provide accounting, legal, financial, advisory or other services to public companies or private companies that are in the process of becoming public companies with enterprise valuations in the range of $500 million to $2 billion. The Company intends to specifically focus on companies that have strong, consistent revenue growth and cash flow.

Registration statements relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Needham & Company, LLC, Attention: Prospectus Department, 250 Park Avenue, New York, New York 10177, telephone: 800-903-3268 or email: prospectus@needhamco.com.

Forward Looking Statements

This press release contains statements that constitute forward-looking statements, including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

David Chung

dMY Squared Technology Group, Inc.

david@dmytechnology.com

(910) 850-5776